Exhibit 99.2

SEMPRA
Table F

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Three months ended December 31, 2023	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total
Revenues	$2,920	$—	$586	$(15)	$3,491
Cost of sales and other expenses	(1,840)	—	(380)	(14)	(2,234)
Depreciation and amortization	(502)	—	(71)	(3)	(576)
Other income (expense), net	27	—	(1)	30	56
Income (loss) before interest and tax(1)	605	—	134	(2)	737
Net interest (expense) income	(200)	(1)	16	(100)	(285)
Income tax benefit (expense)	95	(1)	(118)	33	9
Equity earnings	—	148	207	40	395
Earnings attributable to noncontrolling interests	—	—	(108)	—	(108)
Preferred dividends	—	—	—	(11)	(11)
Earnings (losses) attributable to common shares	$500	$146	$131	$(40)	$737

Three months ended December 31, 2022	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total
Revenues	$3,358	$—	$109	$(12)	$3,455
Cost of sales and other expenses	(2,158)	(2)	(385)	(28)	(2,573)
Depreciation and amortization	(448)	—	(69)	(2)	(519)
Other income, net	21	—	4	2	27
Income (loss) before interest and tax(1)	773	(2)	(341)	(40)	390
Net interest (expense) income	(175)	—	1	(67)	(241)
Income tax (expense) benefit	(104)	1	(30)	12	(121)
Equity earnings	—	133	247	—	380
Losses attributable to noncontrolling interests	—	—	41	—	41
Preferred dividends	—	—	—	(11)	(11)
Earnings (losses) attributable to common shares	$494	$132	$(82)	$(106)	$438
(1)     Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments’ performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

SEMPRA
Table F (Continued)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Year ended December 31, 2023(1)	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total
Revenues	$13,761	$—	$3,071	$(112)	$16,720
Cost of sales and other expenses	(9,442)	(5)	(1,361)	31	(10,777)
Depreciation and amortization	(1,937)	—	(281)	(9)	(2,227)
Other income, net	93	—	10	28	131
Income (loss) before interest and tax(2)	2,475	(5)	1,439	(62)	3,847
Net interest expense	(758)	(1)	(86)	(375)	(1,220)
Income tax benefit (expense)	31	(1)	(673)	153	(490)
Equity earnings	—	701	740	40	1,481
Earnings attributable to noncontrolling interests	—	—	(543)	—	(543)
Preferred dividends	(1)	—	—	(44)	(45)
Earnings (losses) attributable to common shares	$1,747	$694	$877	$(288)	$3,030

Year ended December 31, 2022(1)	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total
Revenues	$12,577	$—	$1,919	$(57)	$14,439
Cost of sales and other expenses	(8,188)	(6)	(1,642)	(27)	(9,863)
Aliso Canyon litigation and regulatory matters	(259)	—	—	—	(259)
Depreciation and amortization	(1,743)	—	(268)	(8)	(2,019)
Other income (expense), net	84	—	—	(60)	24
Income (loss) before interest and tax(2)	2,471	(6)	9	(152)	2,322
Net interest expense	(636)	—	(60)	(283)	(979)
Income tax (expense) benefit	(320)	—	(249)	13	(556)
Equity earnings	—	742	756	—	1,498
Earnings attributable to noncontrolling interests	—	—	(146)	—	(146)
Preferred dividends	(1)	—	—	(44)	(45)
Earnings (losses) attributable to common shares	$1,514	$736	$310	$(466)	$2,094
(1)     Derived from audited financial statements.
(2)    Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments’ performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.